Exhibit 99.5

Abiomed Four Principles Animation United States Version 2021

Recovering hearts and saving lives is the founding principle and guiding compass of our organization. This is our highest recognition of success. Recovering and preserving our patients’ hearts and oxygenating their bodies enables them to return home to their families and enjoy an improved quality of life.

At Abiomed, we are leading in technology and innovation. We are committed to providing patients and health care providers with the highest quality devices and the optimal cost-effective solutions. We accomplish this through relentless exploration of new ideas and approaches that allow us to address new clinical challenges for our customers and patients.

Growing shareholder value rewards our investors and helps to ensure the company’s financial stability, allowing for the continued pursuit of our mission. Shareholder value is driven by executing our goals and achieving positive financial results. For employees, growth of shareholder value provides financial security for our families and the pursuit of happiness for our future.

The key to our success is sustaining a winning culture, which means patients first.

Our patients and our customers are the motivation for all that we do, and achieving our mission is dependent on their well-being. We must always act with integrity and honor and demand the best of ourselves. We work hard. We have faith in each other, and we have fun celebrating the patient success stories. These are our four principles, and these principles guide our future.